Exhibit 23





                   CONSENT OF ERNST & YOUNG LLP
                       INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Experts," Consolidated Statements of Income" and "The Conversion - Tax Aspects" and to the use of our reports dated May 29, 1997 (with respect to the consolidated financial statements of Independence Savings Bank) and July 31, 1997 (with respect to the financial statements of Independence Savings Bank 401(k) Savings Plan in RSI Retirement Trust), included in the Registration Statement, related Prospectus and Prospectus Supplement of Independence Community Bank Corp., filed with the Securities and Exchange Commission, and which is incorporated by reference in the Registration Statement on Form S-8 pertaining to the Independence Savings Bank 401(k) Savings Plan in RSI Retirement Trust.


                                     /s/ Ernst & Young LLP

New York, New York
April 20, 1998